EXHIBIT 99.5

DELEGATION OF SIGNING AUTHORITY

ANNUAL AUDITS

REPORTS DATED BETWEEN JANUARY 1, 2018 AND DECEMBER 31, 2018

Notes

1.         This delegation becomes effective as of the date of the Auditor General’s signature except as noted in the delegation.

2.         This delegation replaces all previous delegations of signing authority.

3.         Where a report signatory is absent or unable to act, another qualified signatory shall by appointed by the Auditor General. Notwithstanding this delegation of authority, only the Auditor General may sign the auditor’s report on the financial statements of Canada (including the condensed financial statements).

4.         The following engagement leaders have authority to sign a “consent letter” to authorize distribution of a previously signed auditor’s report to a securities regulator in relation to the following entities:

Riowen Abgrall – Canada Mortgage and Housing Corporation

Margaret Haire – Public Sector Pension Investment Board

Mary Katie Kerrigan – Export Development Canada

Heather McManaman – Farm Credit Canada

Tina Swiderski – Business Development Bank of Canada

5.         Margaret Haire is delegated authority to sign a “Bring down letter”, a “Comfort Letter” and a “Consent Letter” in relation to any securities offering of the Public Sector Pension Investment Board.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA
FCPA, FCA (New Brunswick)

February 12, 2018
Date